Exhibit 10.2

GUARANTY AGREEMENT

This Guaranty AGREEMENT (this “Guaranty”), is made as of November 9, 2018, by Creative Solutions in Healthcare, Inc., a Texas corporation (the “Entity Guarantor”), Gary Blake and Malisa Blake-Deane (the "Personal Guarantors" and, collectively with the Entity Guarantor, the "Guarantors"), in favor of MRT of San Antonio TX - SNF I, LLC, MRT of San Antonio TX - SNF II, LLC, MRT of Graham TX - SNF, LLC, MRT of Kemp TX - SNF, LLC, MRT of Kerens TX - SNF, LLC, MRT of Brownwood TX - SNF, LLC, MRT of El Paso TX - SNF, LLC, MRT of Kaufman TX - SNF, LLC, MRT of Longview TX - SNF, LLC, and MRT of Mt. Pleasant TX - SNF, LLC, each a Delaware limited liability company (collectively, the "Landlord").

WHEREAS, pursuant to a Master Lease, of even date herewith (the "Master Lease"), between Landlord and Brownwood IV Enterprises, LLC, El Paso VI Enterprises, LLC, Graham I Enterprises, LLC, Kaufman I Enterprises, LLC, Kemp I Enterprises, LLC, Kerens I Enterprises, LLC, Longview III Enterprises, LLC, San Antonio I Enterprises, LLC, San Antonio II Enterprises, LLC and Mt. Pleasant I Enterprises, LLC, each a Texas limited liability company (collectively, the "Tenant"), Landlord has agreed to lease to Tenant, and Tenant has agreed to Lease from Landlord, the real and personal property comprising those certain ten (10) skilled nursing facilities located in the State of Texas and listed on Schedule A hereto (the "Facilities"); and

WHEREAS, as a condition to entering into the Master Lease, Landlord has required that the Guarantors execute and deliver this Guaranty to Landlord; and
WHEREAS, Capitalized terms not otherwise defined herein shall have the respective meanings as defined in the Master Lease.

NOW, THEREFORE, as a condition precedent to the commencement of the Master Lease, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantors hereby agree as follows:

1.Guaranteed Obligations. Guarantors, jointly and severally, hereby unconditionally, absolutely and irrevocably guarantee to Landlord the timely payment and performance by Tenant of each and every obligation of Tenant under the Master Lease, including, without limitation, payment of all Base Rent, all other rent, and all other amounts now or hereafter due under the Master Lease, and all indemnification and other obligations of Tenant under the Master Lease, whether arising during the Initial Term or any renewals or extensions thereof, in strict accordance with the terms of the Master Lease (collectively, the “Contract Obligations”).  In addition, Guarantors, jointly and severally, hereby unconditionally, absolutely and irrevocably agree to pay on demand any and all costs, expenses and fees of any type whatsoever including, without limitation, attorneys’ fees incurred by Landlord in enforcing any rights under this Guaranty or under the Master Lease (collectively, the “Expenses”). The Contract Obligations and the Expenses are collectively referred to as the “Guaranteed Obligations”. Without limiting the generality of the foregoing, the Guarantors' liability shall extend to all amounts that constitute part of the Guaranteed Obligations and that are owed by Tenant to Landlord under the Master Lease, including those that may be unenforceable or not allowable due to any bankruptcy, reorganization or similar proceeding involving Tenant; provided, however, that the Guaranteed Obligations shall not exceed an amount equal to the next thirty (30) months of then-current Rent payable by Tenant to Landlord under the Lease at the time of the notice of default from Landlord to Tenant.

2.Unconditional, Unlimited and Absolute Guaranty. Guarantors guarantee that all of the Guaranteed Obligations will be paid, performed and observed strictly in accordance with the terms of the Master Lease, as applicable, regardless of any law, statute, rule, regulation, decree or order now or hereafter in effect in any jurisdiction affecting or purporting to affect in any manner any such terms or the related rights or remedies of Landlord. The obligations of Guarantors under this Guaranty are independent of the Guaranteed Obligations. The liability of each Guarantor under this Guaranty shall be unconditional, unlimited and absolute and shall not be affected, released, modified, altered, terminated, discharged or impaired, in whole or in part, by any of the following:

(a)any lack of genuineness, validity, legality or enforceability or the voidability of the Master Lease or any other agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment, performance or observance of any of the Guaranteed Obligations or any extensions of time for payment, performance or observance of the Guaranteed Obligations or any of the terms of the Master Lease;

(c)any waiver, assertion, enforcement, failure to enforce, consent, indulgence or departure granted by Landlord with respect to any term of the Master Lease including, without limitation, acceptance of any amounts less than the scheduled rent or other amount due under the Master Lease or the waiver of any default or event of default by Tenant or acceptance of any settlement from Tenant for its obligations under the Master Lease;

(d)any failure or delay of Landlord to exercise, or any lack of diligence in exercising, any right or remedy with respect to the Master Lease;

(e)the failure of any individual, partnership, association, corporation, limited liability company or other entity (a “Person”) to complete construction of any Improvements to the Property or any Facility or any Improvements for Tenant’s use and occupancy of the Property or any Facility;

(f)the exercise of any right or remedy under the Master Lease,;

(g)any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, trusteeship or dissolution of Tenant or any guarantor of Tenant’s obligations under the Master Lease;

(h)any exchange, surrender or release, in whole or in part, of any collateral or security that may be held by Landlord at any time under the Master Lease or in respect of the Guaranteed Obligations;

(i)the release of any other Guarantor or any other Person from liability for the payment, performance or observance of any of the Guaranteed Obligations or any of the terms of the Master Lease on the part of Tenant to be paid, performed or observed, as applicable, whether by operation of law or otherwise;

(j)the exercise, delay or failure to exercise any rights, powers or privileges Landlord may now or hereafter have against any Person or collateral in respect of the Guaranteed Obligations, or against any of the other Guarantors;

(k)Landlord’s consent to any assignment of or sublease under the Master Lease;

(l)any failure to give any Guarantor any notice of any type whatsoever, and Guarantors hereby waive any and all such notices;

(m)any and all notice of the creation, renewal or extension of the Guaranteed Obligations and notice of or proof of reliance by Landlord upon this Guaranty or acceptance of this Guaranty; or

(n)all of the foregoing from time to time before or after any default or event of default by Tenant under the Master Lease and with or without further notice to any Guarantor.

This Guaranty shall continue to be effective or be reinstated, as applicable, and the rights of Landlord hereunder shall continue with respect to, any Guaranteed Obligation at any time paid by Tenant which shall thereafter be required to be restored or returned by Landlord or any successor or assignee of Landlord upon the insolvency, bankruptcy or reorganization of Tenant, or for any other reason, all as though such Guaranteed Obligation had not been so paid or applied.

3.Waivers. Guarantors hereby waive (a) notice of acceptance of this Guaranty and of any change in the financial condition of Tenant or Landlord, (b) promptness, diligence, presentment and demand for payment and performance or observance of any of the Guaranteed Obligations, (c) protest, notice of dishonor, notice of default and any other notice with respect to any of the Guaranteed Obligations or this Guaranty or otherwise required or applicable by law, (d) any demand for payment under this Guaranty, (e) any requirement that Landlord exercise or exhaust any right or remedy or take any action against Tenant, any other Person or Guarantor or any collateral or other available security and agrees that Landlord may enforce its rights hereunder without recourse to any rights under the Master Lease or applicable law, and without taking any actions or proceedings against Tenant, any other Person or Guarantor or any collateral or security for any of the Guaranteed Obligations, (f) all benefits of any statute of limitations affecting the Guarantor’s liability under, or the enforcement of, this

Guaranty, (g) any failure of Landlord to disclose to Guarantors any information relating to the financial condition, operations or properties of Tenant or any other guarantor of the Guaranteed Obligations (Guarantors hereby waive any duty of Landlord to obtain or disclose such information), and (h) any right or claim of right to cause a marshalling of the assets of Tenant or any other Person or to cause Landlord to proceed against Tenant, any other Person or any collateral.

4.Bankruptcy. Without limiting the Guarantors' obligations under this Guaranty, if Tenant or Tenant’s trustee, receiver or other officer with similar powers, rejects, disaffirms or otherwise terminates the Master Lease pursuant to any bankruptcy, insolvency, reorganization, moratorium or any other law affecting creditors’ rights generally, Guarantors, jointly and severally, shall automatically be deemed to have assumed, from and after the date such rejection, disaffirmance or other termination of the Master Lease is deemed effective, all obligations and liabilities of Tenant under the Master Lease to the same extent as if Guarantors had been originally named instead of Tenant as the Tenant under the Master Lease and as if the Master Lease had never been so rejected, disaffirmed or otherwise terminated. Guarantor, upon such assumption, shall pay, perform and observe all of the Guaranteed Obligations, whether accrued or accruing, and Guarantors shall be subject to any rights or remedies of Landlord that may have accrued or that may thereafter accrue against Tenant on account of any default or event of default under the Master Lease notwithstanding that such defaults existed prior to the date Guarantors are deemed to have assumed the Master Lease or that such rights or remedies are unenforceable against Tenant by reason of such rejection, disaffirmance or other termination. Guarantors shall confirm such assumption in writing at the request of Landlord upon or after such rejection, disaffirmance or other termination but any such failure shall not affect the assumption by Guarantors. Neither Guarantors' obligation to make payment or performance of the Guaranteed Obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof resulting from the operation of any present of future provision of the U.S. Bankruptcy Code or other statute or from any court decision and Guarantors shall be obligated under this Guaranty as if no such impairment, stay, modification, change, release or limitation had occurred.

5.Primary Obligation. This is an absolute, unconditional and unlimited guaranty of payment and performance and not of collection and Guarantors waive any right to require that any action be brought against Tenant or any other Person, or to require that resort be had to any collateral, security, any balance of any deposit account or credit on the books of Landlord in favor of Tenant or any other Person. No invalidity, irregularity or unenforceability of any part of the Master Lease shall affect, impair or be a defense to this Guaranty and this Guaranty shall constitute the primary obligation of Guarantors.

6.No Demand. No demand on Guarantors shall be required and no notice to Guarantors of any default or event of default under the Master Lease shall be required.  Guarantors hereby waive any such demand or notice.  Landlord shall have the right to enforce this Guaranty immediately and directly against any Guarantors upon any default or event of default under the Master Lease. Landlord may commence any action or proceeding based upon this Guaranty directly against any or all of the Guarantors without making Tenant a party defendant in such action or proceeding. Any one or more successive or concurrent actions may be brought against Guarantors either in the same action, if any, brought against Tenant, or in separate actions as Landlord, in its sole discretion, deems advisable.

7.Waiver of Rights against Tenant. Until the indefeasible cash payment in full of all of the Guaranteed Obligations, Guarantors hereby irrevocably waive any claim or other rights that any of them may now or hereafter acquire against Tenant from the existence, payment, performance or enforcement of the Guaranteed Obligations or any other documents executed in connection therewith (collectively, the “Guaranty Documents”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Landlord against Tenant, whether or not such claim, remedy or right arises in equity, under contract, statute or common law including, without limitation, the right to take or receive from Tenant, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. Guarantors hereby acknowledge that the waiver, contained in the preceding sentence (the “Subrogation Waiver”) is given as a condition precedent to Landlord’s agreement to enter into the transactions contemplated under the Master Lease and, therefore, Guarantors agree not to amend or modify in any way the Subrogation Waiver without the prior written consent of Landlord. If any amount is paid to Guarantors in violation of the preceding sentence at any time prior to the indefeasible cash payment in full of all amounts payable under this Guaranty, such amount shall be held in trust for the benefit of Landlord, shall be segregated from the other funds of Guarantors and shall be paid to Landlord and credited to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Master Lease, as the case may be, and the Guaranty Documents, or held as collateral for any amounts payable under this Guaranty.

8.Modification of Master Lease. If the Master Lease is modified in any respect by Landlord and Tenant, the obligations hereunder of Guarantors shall extend and apply with respect to the full and faithful performance and observance of all covenants, terms and conditions of the Master Lease and any modification thereof and Guarantors hereby consent to and agree to be bound by the terms of such modification. If the term of the Master Lease is renewed or extended for any period beyond the date specified therein, either pursuant to any option granted therein or otherwise, or if the Tenant holds over beyond the term of the Master Lease, the obligations of each Guarantor hereunder shall extend and apply to the full and faithful performance and observance of all terms, conditions, covenants, obligations, liabilities, duties and agreements contained in the Master Lease, as applicable.

9.Additional Covenants.  Guarantors, jointly and severally, covenant and agree that, until the full payment and satisfaction of all Guaranteed Obligations, Guarantors shall perform and comply with each of the covenants set forth in this Section 9.

(a)At all times, Gary Blake and Malisa Blake-Deane shall maintain ownership of not less than eighty percent (80%) of the total issued and outstanding ownership interest in each of the Tenants, free and clear of all liens and encumbrances.

(b)During the existence of any material uncured default on the part of Tenant under the Master Lease, all fees, payments or other obligations of Tenant to any Guarantor or to any of the shareholders of the Entity Guarantor shall be subordinate to the prior payment in full of all obligations owing to Landlord under the Master Lease.

(c)The Entity Guarantor shall not collect or accrue any Management Fees with respect to any of the Facilities other than in compliance with Section 18.3 of the Master Lease.

(d)The Entity Guarantor shall not make any distributions or other payments to any of its shareholders, in cash or property, at any time during the Term of the Master Lease, unless immediately prior to and after giving effect to such distribution or payment, all payments required to have been paid by Tenant under the Master Lease shall have been paid and there shall not have occurred an Event of Default or any event that, with the giving of notice or the passage of time, would constitute, or would reasonably be expected to result in, an Event of Default under the Master Lease or a default under any other material agreement or obligation by which Entity Guarantor is bound either directly or as a guarantor.

(e)Within one hundred twenty (120) days after the end of each calendar year during the Term, Guarantor shall furnish to Landlord a full and complete audited combined financial statement of Entity Guarantor and its managed entities for such year, which financial statement (i) shall contain a balance sheet and detailed income and expense statement, as well as supplemental combining schedules, (ii) shall be duly certified by an officer of Entity Guarantor to fairly represent the financial condition of Entity Guarantor, as of the date thereof, in accordance with GAAP, and (iii) shall be accompanied by a statement of a nationally recognized accounting firm acceptable to Landlord in its sole discretion that such financial statement presents fairly, in all material respects, the financial condition of Entity Guarantor as of the end of the calendar year being reported on and that the results of the operations and cash flows for such year were prepared, and are being reported on, in conformity with GAAP (each, a “Financial Statement”).

(f)Within thirty (30) days after each calendar month during the Term, Entity Guarantor shall furnish to Landlord an unaudited Financial Statement.

(g)Within forty-five (45) days after the end of each calendar year during the Term, or at more frequent intervals as may from time to time be reasonably requested by Landlord, each Personal Guarantor shall furnish to Landlord a personal balance sheet and financial statement in substantially the same form as the personal statements previously delivered by them to Landlord and dated September 30, 2018.

10.Notices. Any notice given hereunder shall be in writing and shall be deemed given when actually delivered or three Business Days after being mailed by U.S. Mail, postage prepaid, certified mail, return receipt requested, or when sent by overnight courier addressed as follows:

If to a Guarantor:	To the address indicated for such Guarantor on the signature pages hereto

with a copy to:	Rawls Law Office, P.C.
c/o Caleb Rawls
3010 LBJ Freeway, Suite 1200
Dallas, Texas 75234
caleb@calebrawlslaw.com

If to Landlord:	c/o MedEquities Realty Trust, Inc.

3100 West End Ave, Suite 1000

Nashville, TN  37203

Attention:  John McRoberts, CEO

Telephone:  (615) 627-4715

Facsimile:   None

Email:  jmcroberts@medequities.com

with copy to:	Michael S. Blass, Esq.

Arent Fox LLP

1301 Avenue of the Americas, 42nd Floor

New York, NY 10019

Telephone:  (212) 484-3902

Fax No.:  (212) 484-3990

E-mail:michael.blass@arentfox.com

11.Waiver. Any failure on the part of Landlord to enforce any provision of this Guaranty shall not constitute a waiver of Landlord’s right to thereafter enforce such provision or to enforce any other provision at any time.

12.Additional Acts. The parties shall execute such other documents and take such other actions as may be necessary or appropriate to further evidence or effectuate their agreement as set forth herein.

13.Modification. Subject to the provisions of Section 2, above, the terms of this Guaranty cannot be modified except by a written instrument signed by Guarantors and Landlord.

14.Attorneys’ Fees. The prevailing party in any suit brought to enforce or interpret this Guaranty shall be entitled to recover reasonable attorneys’ fees and necessary disbursements in addition to any other available relief.

15.Governing Law. This Guaranty and the rights and obligations of the parties hereunder shall be governed by and enforced in accordance with the laws of the state of Texas.

16.Severability. If any provision of this Guaranty or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Guaranty and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

17.Multiple Counterparts. This Guaranty may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Guaranty by facsimile, portable document format (.pdf), or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Guaranty.

18.Successors and Assigns. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment, performance and observance in full of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon Guarantors and any permitted successors, and (c) inure to the benefit of and be enforceable by Landlord and its successors, transferees, participants and assigns or by any Person to whom Landlord’s interest in the Master Lease may be assigned. Guarantors agree that Landlord may assign this Guaranty and Landlord’s rights hereunder without the consent or approval of Guarantors.

19.Benefit to Guarantors. Guarantors hereby warrant and represent that Guarantors are Affiliates of Tenant and that this Guaranty will benefit, directly or indirectly, the Guarantors.

20.WAIVER OF TRIAL BY JURY. GUARANTORS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE BY JURY AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW WITH REGARD TO THIS GUARANTY OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTORS AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE.

21.NOTICE OF FINAL AGREEMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed as of the date and year first written above.

ENTITY GUARANTOR:

Creative Solutions in Healthcare, Inc.,

a Texas corporation

By: /s/ Gary Blake____________________

      Gary Blake

      President, CEO

PERSONAL GUARANTORS:

/s/ Gary Blake_______________________

Name:      Gary Blake

/s/ Malisa Blake-Deane________________

Name: Malisa Blake-Deane

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SCHEDULE A

FACILITIES

Facility Name	Address	Lic. Beds
Casa Rio Health Care and Rehabilitation	6211 S New Braunfels Avenue, San Antonio TX, 78223 (Bexar County)	124

Graham Oaks Care Center	1325 First Street, Graham TX 76450 (Young County)	120

Greenhill Villas	2530 Greenhill Road, Mount Pleasant, TX 75455 (Titus County)	150

Kemp Care Center	1351 South Elm Street, Kemp, TX 75143 (Kaufman County)	124

Kerens Care Center	809 NE 4th Street, Kerens, TX 75144 (Navarro County)	70

River City Care Center	921 Nolan Street, San Antonio, TX 78202 (Bexar County)	100

Songbird Lodge	2500 Songbird Circle, Brownwood, TX 76801 (Brown County)	125

Sunflower Park Health Care	1803 Highway 243 East, Kaufman, TX 75142 (Kaufman County)	92

St. Teresa Nursing and Rehabilitation Center	10350 Montana Avenue, El Paso, TX 79925 (El Paso County)	124

Whispering Pines Lodge	2131 Alpine Road, Longview, TX 75601 (Gregg County)	116

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